UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 8, 2009
Cousins Properties Incorporated
(Exact name of registrant as specified in its charter)
Georgia
(State or other jurisdiction of incorporation)
001-11312
(Commission File Number)
58-0869052
(IRS Employer Identification Number)
191 Peachtree Street NE, Suite 3600, Atlanta, Georgia 30303-1740
(Address of principal executive offices)
Registrant’s telephone number, including area code: (404) 407-1000
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c) On July 8, 2009, in connection with the appointment of Lawrence L. Gellerstedt, III as President and Chief Executive Officer of Cousins Properties Incorporated (the “Company”) effective July 1, 2009 (as previously reported on a Form 8-K filed on June 8, 2009), the Compensation, Succession, Nominating and Governance Committee of the Board of Directors (the “Committee”) approved changes to his compensation. Mr. Gellerstedt’s base salary was increased from $375,000 to $500,000, his target annual incentive cash bonus award was increased to $525,000 and his target long-term equity incentive award was increased to $800,000. The 2009 cash bonus and equity incentive award, if earned, are expected to be awarded by the Committee in February 2010.
     (e) On July 8, 2009, the Committee approved a change in compensation for R. Dary Stone, Vice Chairman of the Company. Mr. Stone is transitioning to a reduced work schedule effective July 1, 2009 through June 30, 2010. As a result, Mr. Stone will not be eligible for a 2009 annual incentive cash bonus award or a long-term equity incentive award. Mr. Stone remains eligible for the special cash bonus awards described in the Company's 2008 Form 10-K, which are related to a fee that the Company received in 2008 from a third-party client.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 9, 2009

COUSINS PROPERTIES INCORPORATED
By:	/s/ James A. Fleming
James A. Fleming
Executive Vice President and Chief Financial Officer